Exhibit 99.1
NEWS RELEASE

AFC ENTERPRISES REPORTS EARNINGS FOR THIRD QUARTER 2013;

NARROWS FISCAL YEAR 2013 EPS GUIDANCE

AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal third quarter which ended October 6, 2013. The Company also narrowed earnings guidance for fiscal 2013 and provided a business update on its Strategic Plan.

Commenting on the third quarter performance, AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “Popeyes delivered another great quarter of sales, earnings and new unit development. We had two strong back-to-back promotions that drove our global same-store sales to +5.1%. While we expect the rate of sales growth will moderate in the fourth quarter, we are on track for a very good year as indicated by our full year guidance.”

Third Quarter Highlights:

•	Reported net income was $9.0 million, or $0.37 per diluted share, compared to $6.9 million, or $0.29 per diluted share, in 2012.

•	Adjusted earnings per diluted share were $0.38 compared to $0.29 last year. Through the end of the third quarter, adjusted earnings per diluted share were $1.13 compared to $0.91 last year, an increase of 24.2%.

•	Global system-wide sales increased 12.4%, rolling over a 10.5% increase in the third quarter of 2012, for a two-year growth rate of 22.9%.

•	Global same-store sales increased 5.1% rolling over a 6.3% increase in the third quarter of 2012. Through the end of the third quarter, global same-store sales increased 4.6%, rolling over a 7.1% increase last year, for a two-year same-store sales growth of 11.7%.

•	The Popeyes system opened 39 new restaurants during the third quarter and permanently closed 6 restaurants, resulting in 33 net openings. Through the end of the third quarter, the Popeyes system opened 123 new restaurants and permanently closed 46, for 77 net restaurant openings compared to 23 in 2012.

•	Through the end of the third quarter, Operating EBITDA increased by 25.2% to $51.2 million, at 32.5% of total revenue, compared to $40.9 million, at 31.2% of total revenue, in the prior year.

•	The Company generated $33.2 million of Free Cash Flow through the third quarter compared to $26.3 million last year. As a percentage of Total Revenue, Free Cash Flow increased to 21.1% compared to 20.0% last year.

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Strategic Plan Update

The Company continues to strengthen its competitive position in the restaurant industry and quick service restaurant sector by executing its Strategic Plan, which is based on the following pillars:

•	Build a Distinctive Brand

•	In the third quarter, Popeyes followed its latest boneless innovation – Chicken Waffle Tenders – with a celebration of its core Bonafide bone-in chicken positioned as “Love That Chicken Month”. Together with sustained national media, these promotions helped lead Popeyes to a 21.2% market share of the Chicken-QSR category in the third quarter, up 1.7 percentage points over the same period last year.

•	According to independent industry research, Popeyes has outpaced the domestic same-store sales of the Chicken-QSR category for the 22nd consecutive quarter and the overall QSR category for the 8th consecutive quarter.

•	Internationally, same-store sales have been positive for 15 consecutive quarters. We continue to increase the number of markets where our growth has afforded us the benefit of using TV advertising to message the distinctiveness of the brand.

•	Run Great Restaurants

•	As of the end of the third quarter, approximately 47% of the Popeyes’ domestic system had incorporated the new Popeyes Louisiana Kitchen image. The Company expects approximately 60% of our domestic system to be in the new image by the end of 2013. On average, reimaged restaurants are enjoying a 3% to 4% sales lift.

•	At the end of the third quarter, approximately 70% of the domestic system restaurants attained speed of service below our 180 second standard.

•	Guest Experience Monitor (“GEM”) percent delighted scores were approximately 59% at the end of the third quarter for the Popeyes domestic system. We will continue to focus on improving the guest experience by introducing new customer service programs in the restaurants in 2014.

•	Grow Restaurant Profits

•	The average restaurant operating profit before rent of Popeyes’ domestic freestanding franchised restaurants increased to 22.0% of total revenues for the first half of 2013, compared to 21.0% last year.

•	Commodity prices decreased approximately 90 basis points in the third quarter versus 2012. We expect commodity costs to continue to moderate in the fourth quarter, bringing our full year 2013 expectations to slightly below 2012.

•	Accelerate Quality Restaurants

•	The average unit volumes of Popeyes’ domestic freestanding restaurants opened in 2012 continue to be significantly higher than the domestic freestanding system average due primarily to improved trade areas and site selection processes.

•	Five company-operated restaurants were opened through the end of the third quarter, bringing the total to 49.

•	In the third quarter, we converted and franchised seven of the 26 restaurants acquired in 2012 in Minnesota and California. One-time conversion fees of

NEWS RELEASE

approximately $1.6 million were recognized in the third quarter as franchising of these restaurants was completed. The remaining six acquired restaurants are expected to be converted in the fourth quarter.

•	Create a Culture of Servant Leaders

•	We place great emphasis on our human capital and its impact on our guest experience and the sustained long term performance of our Company.

•	During the third quarter, we conducted a number of best practices visits with companies across industries as part of our benchmarking research. These efforts will lead to the definition and design of our in-market plans.

Third Quarter 2013 Financial Performance

Global system-wide sales increased by 12.4%. System-wide sales were comprised of $555.8 million in franchise restaurant sales and $18.6 million in company-operated restaurant sales.

Global same-store sales increased 5.1%, rolling over a 6.3% increase in 2012, for a two-year growth of 11.4%. Through the end of the third quarter, global same-store sales increased 4.6%, rolling over a 7.1% increase last year, for a two-year growth rate of 11.7%.

Total domestic same-store sales increased 5.1% compared to a 6.8% increase last year. International same-store sales increased 5.1% compared to a 2.5% increase in 2012. Same-store sales growth at company-operated restaurants in the third quarter of 2013 was 4.8% compared to 1.9% last year.

Total revenues were $49.3 million, compared to $38.9 million last year, an increase of approximately 27% year-over-year. Though principally driven by positive same-store sales and new restaurant growth, this revenue growth includes $1.6 million of one-time fees associated with the conversion of restaurants acquired in Minnesota and California.

Company-operated restaurant operating profit (“ROP”) was $3.3 million at 17.7% of sales, compared to $2.2 million at 16.3% of sales last year. The improvement in ROP margin was primarily attributable to lower commodity costs and increased leverage on occupancy and other expenses.

General and administrative expenses were $16.2 million, or 2.8% of system-wide sales, compared to $14.7 million, or 2.9% of system-wide sales in 2012. The $1.5 million increase was primarily attributable to an increase in domestic franchisee restaurant support services and assessments, and an increase in performance-based incentive compensation expense.

Through the end of the third quarter, Operating EBITDA was $51.2 million at 32.5% of total revenues, compared to $40.9 million at 31.2% of total revenues, in 2012. The 130 basis point increase in Operating EBITDA was primarily due to strong same-store sales increases, one-time franchise fees associated with the conversion of the restaurants in Minnesota and California acquired in 2012, and higher restaurant operating profit at Company-operated restaurants. Operating EBITDA as a percentage of total revenues remains among the highest in the restaurant industry.

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Interest expense, net was $0.8 million compared to $0.7 million last year.

Income tax expense was $5.6 million at an effective tax rate of 38.4%, compared to an effective tax rate of 33.7% in 2012. The higher effective tax rates are primarily due to higher state income taxes in 2013 and the recognition of worker opportunity tax credits and foreign income taxes in 2012. The effective tax rates differ from statutory rates due to credits and permanent differences between reported income before income taxes and taxable income for tax purposes.

Reported net income grew to $9.0 million, or $0.37 per diluted share, compared to $6.9 million, or $0.29 per diluted share, in 2012. Through the end of the third quarter, reported net income was $27.1 million or $1.12 per diluted share, versus $21.8 million or $0.89 per diluted share, last year.

Adjusted earnings per diluted share were $0.38 compared to $0.29 last year. This improvement was primarily due to stronger same-store sales and higher average new restaurant sales. Through the end of the third quarter, adjusted earnings per diluted share were $1.13 compared to $0.91, representing a 24.2% increase over last year.

Free cash flow through the end of the third quarter was $33.2 million compared to $26.3 million in 2012. As a percentage of Total Revenue, Free Cash Flow was 21.1% compared to 20.0% last year.

During the third quarter, the Company repurchased approximately 156,000 shares of its common stock for approximately $6.5 million. Through the end of the third quarter, the Company has repurchased approximately 390,000 shares of common stock for approximately $15.0 million.

During the third quarter, the Popeyes system opened 39 restaurants, which included 23 domestic and 16 international. The Popeyes system permanently closed 6 restaurants, including 1 domestic and 5 international. Through the third quarter, Popeyes opened 123 restaurants and permanently closed 46 restaurants, resulting in 77 net openings, compared to 23 net openings in 2012.

Fiscal 2013 Guidance

We expect the rate of our same-store sales growth to moderate in the fourth quarter. Accordingly, we are revising our guidance for fiscal 2013 same-store sales growth to 3.5% to 4.0% from our previous guidance of 3.5% to 4.5%.

Popeyes now expects its global new openings for 2013 will be in the range of 185 to 195 restaurants, compared to previous guidance of 175-195 restaurants. This includes approximately 8 Company and 65 international restaurants. Many of the planned restaurants are scheduled to open in late December. The Company expects net growth of 100 to 120 restaurants, compared to previous guidance of 85-115 net unit growth. Total net unit growth in 2012 was 66.

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The Company is narrowing its adjusted earnings per diluted share range to $1.39 to $1.42, compared to previous guidance of $1.37 to $1.42. Adjusted earnings per diluted share reported in fiscal 2012 were $1.24, including approximately $0.01 for the 53rd week.

The Company is also providing the following guidance on additional items:

•	General and administrative expenses are expected to be approximately $74 to $75 million in fiscal 2013, at approximately 3% of system-wide sales. Previous guidance was approximately $73 to $75 million. General and administrative expenses as a percentage of system-wide sales remain among the lowest in the restaurant industry.

•	The Company’s effective tax rate is expected to be approximately 37.5% compared to previous guidance of approximately 37%.

•	Depreciation and amortization is expected to be $6.5 to $7.0 million. Previous guidance was approximately $6.0 to $7.0 million.

•	We are increasing the pace of our planned capital investments in high-volume new restaurants. We plan to invest $34 to $36 million, compared to previous guidance of $24 to $28 million. Of the total capital invested during 2013, approximately $21 million will be invested in new and existing company-operated restaurants and another $13 million will be invested in the restaurants we acquired in Minnesota and California.

•	In 2013, the Company plans to repurchase approximately $15 to $20 million of its outstanding shares, continuing its efforts to steadily grow shareholder value.

Long-Term Guidance

Consistent with previous guidance, over the course of the next five years, the Company believes that the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1% to 3%; net unit growth of 4% to 6%; and earnings per diluted share growth of 13% to 15%.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 14, 2013, to review the results of the third quarter 2013. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2013 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of October 6, 2013, Popeyes had 2,187 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 27 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

NEWS RELEASE

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

OR

Media inquiries:

Jennifer Webb, Senior Vice President, Operations, Coltrin & Associates, Inc.

(212) 221-1616 ext. 111 or jennifer_webb@coltrin.com

Supplemental Financial Information on pages 7-16.

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AFC Enterprises, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	10/6/13	12/30/12
ASSETS
Current assets:
Cash and cash equivalents	$13.2	$17.0
Accounts and current notes receivable, net	7.9	7.3
Other current assets	4.3	4.2
Advertising cooperative assets, restricted	28.9	25.7

Total current assets	54.3	54.2

Long-term assets:
Property and equipment, net	71.3	51.3
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	53.5	53.9
Other long-term assets, net	1.5	1.9

Total long-term assets	137.4	118.2

Total assets	$191.7	$172.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7.8	$7.6
Other current liabilities	7.4	5.9
Current debt maturities	6.3	6.0
Advertising cooperative liabilities	28.9	25.7

Total current liabilities	50.4	45.2

Long-term liabilities:
Long-term debt	60.5	66.8
Deferred credits and other long-term liabilities	27.6	26.2

Total long-term liabilities	88.1	93.0

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 23,755,370 and 23,907,428 shares issued and outstanding at October 6, 2013 and December 30, 2012, respectively)	0.2	0.2
Capital in excess of par value	79.3	87.6
Accumulated deficit	(25.7)	(52.8)
Accumulated other comprehensive loss	(0.6)	(0.8)

Total shareholders’ equity	53.2	34.2

Total liabilities and shareholders’ equity	$191.7	$172.4

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AFC Enterprises, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/6/13	9/30/12	10/6/13	9/30/12
Revenues:
Sales by company-operated restaurants	$18.6	$13.5	$60.0	$47.6
Franchise revenues	29.2	24.4	93.5	80.4
Rent and other revenues	1.5	1.0	4.1	3.3

Total revenues	49.3	38.9	157.6	131.3

Expenses:
Restaurant employee, occupancy and other expenses	9.0	6.7	28.8	23.1
Restaurant food, beverages and packaging	6.3	4.6	20.0	16.0
Rent and other occupancy expenses	0.7	0.6	2.6	2.1
General and administrative expenses	16.2	14.7	55.0	49.7
Depreciation and amortization	1.6	1.1	4.9	3.5
Other expenses (income), net	0.1	0.1	0.2	0.2

Total expenses	33.9	27.8	111.5	94.6

Operating profit	15.4	11.1	46.1	36.7
Interest expense, net	0.8	0.7	2.8	2.7

Income before income taxes	14.6	10.4	43.3	34.0
Income tax expense	5.6	3.5	16.2	12.2

Net income	$9.0	$6.9	$27.1	$21.8

Earnings per common share, basic	$0.38	$0.29	$1.15	$0.91

Earnings per common share, diluted	$0.37	$0.29	$1.12	$0.89

Weighted-average shares outstanding:
Basic	23.6	23.7	23.6	23.9
Diluted	24.1	24.2	24.1	24.4

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AFC Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	40 Weeks Ended
	10/6/13	9/30/12
Cash flows provided by (used in) operating activities:
Net income	27.1	$21.8

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4.9	3.5
Asset write-downs	0.3	0.2
Net gain on sale of assets	(0.1)	(0.1)
Deferred income taxes	1.1	1.9
Non-cash interest expense, net	0.3	0.3
Provision for credit losses	—	(0.1)
Excess tax benefits from share-based payment arrangements	(2.4)	(0.3)
Stock-based compensation expense	4.1	3.5
Change in operating assets and liabilities:
Accounts receivable	(0.6)	0.4
Other operating assets	2.6	1.4
Accounts payable and other operating liabilities	(0.1)	(4.3)

Net cash provided by operating activities	37.2	28.2

Cash flows provided by (used in) investing activities:
Capital expenditures	(25.2)	(5.0)
Proceeds from dispositions of property and equipment	0.6	—

Net cash used in investing activities	(24.6)	(5.0)

Cash flows provided by (used in) financing activities:
Principal payments - 2010 credit facility (term loan)	(5.8)	(5.0)
Share repurchases	(14.9)	(11.5)
Proceeds from exercise of employee stock options	2.3	0.5
Excess tax benefits from share-based payment arrangements	2.4	0.3
Other financing activities, net	(0.4)	(0.3)

Net cash used in financing activities	(16.4)	(16.0)

Net increase (decrease) in cash and cash equivalents	(3.8)	7.2
Cash and cash equivalents at beginning of year	17.0	17.6

Cash and cash equivalents at end of quarter	$13.2	$24.8

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AFC Enterprises, Inc.

Same-store sales and restaurant count

	12 Weeks Ended		40 Weeks Ended
	10/6/13	9/30/12	10/6/13	9/30/12
Same-store sales growth
Company-operated restaurants	4.8%	1.9%	3.2%	4.7%
Domestic franchised restaurants	5.1%	7.0%	4.7%	7.9%

Total domestic (company-operated and franchised restaurants)	5.1%	6.8%	4.6%	7.8%
International franchised restaurants	5.1%	2.5%	4.9%	2.0%

Total global system	5.1%	6.3%	4.6%	7.1%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	47	40	45	40
New restaurant openings	2	—	5	—
Permanent closings	—	—	(1)	—

Restaurants at end of period	49	40	49	40

Franchised restaurants (domestic)
Restaurants at beginning of period	1,674	1,597	1,634	1,587
New restaurant openings	21	18	70	42
Permanent closings	(1)	(14)	(13)	(23)
Temporary (closings)/re-openings, net	2	5	5	—

Restaurants at end of period	1,696	1,606	1,696	1,606

Franchised restaurants (international)
Restaurants at beginning of period	432	412	425	408
New restaurant openings	16	10	48	37
Permanent closings	(5)	(9)	(32)	(33)
Temporary (closings)/re-openings, net	(1)	1	1	2

Restaurants at end of period	442	414	442	414

Total restaurant count at end of period	2,187	2,060	2,187	2,060

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Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow are supplemental non-GAAP financial measures. The Company uses Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow, in addition to net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

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Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

(i)	other expense (income), net, as follows:

•	third quarter and year-to-date 2013 and 2012 are comprised of asset write downs offset by gain on the sale of assets;

•	fiscal 2012 includes $0.9 million in gains on sale of real estate assets to franchisees, partially offset by $0.3 million of asset write downs and $0.1 million of hurricane-related expenses, net;

(ii)	for third quarter 2012 year-to-date approximately $0.5 million in legal fees related to licensing arrangements; and
(iii)	the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share provides the per share effect of adjusted earnings on a diluted basis. The following table reconciles on a historical basis for third quarter 2013, third quarter 2012, third quarter year-to-date 2013, third quarter year-to-date 2012 and fiscal year 2012, the Company’s Adjusted earnings per diluted share on a consolidated basis to the line on its Condensed Consolidated Statements of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations.

(in millions, except per share data)	Q3 2013	Q3 2012	Year-to-Date 10/6/13	Year-to-Date 9/30/12	Fiscal 2012
Net income	$9.0	$6.9	$27.1	$21.8	$30.4

Other expense (income), net	0.1	0.1	0.2	0.2	(0.5)

Legal fees related to licensing arrangements	—	—	—	0.5	0.5

Tax effect	—	(0.1)	(0.1)	(0.3)	—

Adjusted earnings	$9.1	$6.9	$27.2	$22.2	$30.4

Adjusted earnings per diluted share	$0.38	$0.29	$1.13	$0.91	$1.24

Weighted average diluted shares outstanding	24.1	24.2	24.1	24.4	24.5

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Operating EBITDA: Calculation and Definition

The Company defines Operating EBITDA as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net and legal fees related to licensing arrangements. The following table reconciles on a historical basis for third quarter year-to-date 2013 and third quarter year-to-date 2012, the Company’s Operating EBITDA on a consolidated basis to the line on its Condensed Consolidated Statements of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations. Operating EBITDA margin is defined as Operating EBITDA divided by Total revenues.

(in millions)	Year-to-Date 10/6/13	Year-to-Date 9/30/12
Net income	$27.1	$21.8

Interest expense, net	2.8	2.7

Income tax expense	16.2	12.2

Depreciation and amortization	4.9	3.5

Other expenses (income), net	0.2	0.2

Legal fees related to licensing arrangements	—	0.5

Operating EBITDA	$51.2	$40.9

Total revenues	$157.6	$131.3

Operating EBITDA margin	32.5%	31.2%

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Company-operated restaurant operating profit: Calculation and Definition

The Company defines Company-operated restaurant operating profit as Sales by company-operated restaurants minus Restaurant employee, occupancy and other expenses minus Restaurant food, beverages and packaging. The following table reconciles on a historical basis for third quarter 2013, third quarter 2012, third quarter year-to-date 2013 and third quarter year-to-date 2012, Company-operated restaurant operating profit to the line item on its Condensed Consolidated Statements of Operations entitled Sales by company-operated restaurants, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by Sales of Company-operated restaurants.

(in millions)	Q3 2013	Q3 2012	Year-to- Date 10/6/13	Year-to- Date 9/30/12
Sales by company-operated restaurants	$18.6	$13.5	$60.0	$47.6

Less: Restaurant employee, occupancy and other expenses	9.0	6.7	28.8	23.1

Less: Restaurant food, beverages and packaging	6.3	4.6	20.0	16.0

Company-operated restaurant operating profit	$3.3	$2.2	$11.2	$8.5

Company-operated restaurant operating profit margin	17.7%	16.3%	18.7%	17.9%

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Free cash flow: Calculation and Definition

The Company defines Free cash flow as Net income plus depreciation and amortization, plus stock-based compensation expense, minus maintenance capital expenditures which includes: for third quarter year-to-date 2013 $1.4 million in Company-operated restaurant reimages, $0.8 million of information technology projects and $0.7 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for third quarter year-to-date 2012 $0.6 million in Company-operated restaurant reimages, $0.9 million in information technology projects and $1.0 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment.

The following table reconciles on a historical basis for the third quarter year-to-date 2013 and third quarter year-to-date 2012, the Company’s Free cash flow on a consolidated basis to the line on its Condensed Consolidated Statements of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statements of Operations. Free cash flow margin is defined as Free cash flow divided by Total revenue.

(dollars in millions)	Year-to- Date 10/6/13	Year-to- Date 9/30/12
Net income	$27.1	$21.8

Depreciation and amortization	4.9	3.5

Stock-based compensation expense	4.1	3.5

Maintenance capital expenditures	(2.9)	(2.5)

Free cash flow	$33.2	$26.3

Total revenue	$157.6	$131.3

Free cash flow margin	21.1%	20.0%

Forward-Looking Statement: Certain statements in this Press Release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2013 and beyond, expectations regarding future growth and commodity costs, expectations regarding restaurant reimaging, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2013 and long-term performance, including projections regarding general and administrative expenses, capital expenditures and adjusted earnings per

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diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2010 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2010 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2012 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.